Deed Register Allg. Prot. Nr. 95/2005
                                         -------------------------------------

                                  NOTARIAL DEED

                                 R e c o r d e d
                 in Basel on 1 July 2005 00.30 a.m. Basel time/
                     on 30 June 2005 11.30 p.m. London time

Before me, the undersigned notary

                                Dr. Thomas Gelzer

practising in Basel / Switzerland,

the following persons appeared today:

1. Mrs. Melanie Becker, born on January 14, 1982, whose business address is Aeschenvorstadt 4, CH-4010 Basel, personally known to the notary, acting not in her own name but on the basis of a power of attorney dated June 28, 2005, and a sub-power of attorney dated June 30, 2005 fax copies of which were available for inspection during the notarisation, and copies of which, which are hereby certified, are attached to this Deed, on behalf of BBA HOLDING DEUTSCHLAND GMBH, a German limited liability company with place of business at Rathenaustra(beta)e 12, 30159 Hannover, registered in the commercial register of the Local Court of Hannover under HR B 59385,

                                                                         "BBA ",

2.   Mrs.   Sabrina   Stoll,   born  on  August  5,  1982,   whose  business  is
     Aeschenvorstadt 4, CH-4010 Basel, personally known to the notary, acting not in her own name but on the basis of a power of attorney dated June 30, 2005, a fax copy of which was available for inspection during the notarisation, and a certified copy of which is attached to this Deed, on behalf of BBA Group PLC, an English public limited company with place of business at 20 Balderton Street, London W1K 6TL, England registered with Companies' House under registration number 00053688, the "GUARANTOR",

3. Mrs. Sylvia Walter, born on July 31, 1973, whose business address is Aeschenvorstadt 4, CH-4010 Basel, personally known to the notary, acting not in his own name but on the basis of a power of attorney dated June 29, 2005 and a sub-power of attorney dated June 30, 2005, electronic copies of which were available for inspection during the notarisation, and copies of which, which are hereby certified, are attached to this Deed, on behalf of CLOPAY FOLIEN GMBH a German limited liability company with place of business at Rathenaustra(beta)e 12, 30159 Hannover, registered in the commercial register of the Local Court of Hannover under HR B 61730,

                                                                       "CLOPAY".

On the basis of inspection of the certified excerpt from the commercial register submitted to him, a certified copy of which is attached to this Deed, the notary certifies that the persons that issued the power of attorney under 3. are managing directors of the Buyer and have the power of joint representation.

BBA on the one hand and Clopay on the other hand are also referred to as the "PARTY" and collectively as the "PARTIES".

The notary pointed out that, prior to notarisation, he was bound to inquire whether he or any of his partners had already been or was currently active in the matter recorded hereinafter other than in his capacity as officiating notary. The persons appearing declared that this was not the case.

The persons appearing requested the notarisation of the following


                         PURCHASE AND TRANSFER AGREEMENT


                                    Section 1
                              Objects of the Sale
                              -------------------

1.1 BBA Joint Venture Holding GmbH is a German limited liability company with place of business at Rathenaustra(beta)e 12, 30159 Hannover, registered with the commercial register of the Hannover Local Court under HRB 61828 (the "COMPANY"). The Company has a share capital of EUR 25,000,-- which is divided into two shares in the nominal value of EUR 24,750 and EUR 250 (the "SHARE") owned by BBA.

1.2  The Company owns the following interests in other companies:

     A limited partner's interest (Kommanditanteil) of EUR 1,039,600 representing 40% of the capital of Finotech Verbundstoffe GmbH & Co. KG (the "BBA LIMITED PARTNER'S INTEREST"), a German limited partnership with place of business at Daimlerstra(beta)e 3, 06449 Aschersleben, registered with the commercial register of the Magdeburg Local Court under HRA 2716 ("FINOTECH");

     Shares representing 100% of the share capital of ASIG Germany GmbH, a German limited liability company, registered with the commercial register of the Frankfurt am Main Local Court under HRB 31502 ("ASIG");

     Shares representing 50% of the share capital of Advanced Design Concept GmbH, a German limited liability company with place of business at Rathenaustra(beta)e 12, 30159 Hannover, registered with the commercial register of the Hannover Local Court under HRB 59459 ("ADC");

     Shares   representing   25.1%  of  the  share   capital  of  CORATECH  GmbH
     Gesellschaft fur Recycling und Anwendungsberatung, a German limited liability company with place of business at Beneckestra(beta)e 4, 31224 Peine, registered with the commercial register of the Gifhorn Local Court under HRB 11644 ("CORATECH");

     Shares representing 50% of the share capital of Coronor Composites GmbH, a German limited liability company with place of business at Woltorfer Stra(beta)e 124, 31224 Peine, registered with the commercial register of the Gifhorn Local Court under HRB 11821 ("CORONOR");

                                    -ASIG, ADC, CORATECH and Coronor hereinafter
                                       collectively the "EXCLUDED SUBSIDIARIES"-
           - the Excluded Subsidiaries and Finotech hereinafter collectively the
                                                                "SUBSIDIARIES" -

1.3 The Company and BBA have executed a profit and loss transfer agreement on December 22, 2003 which has been registered in the commercial register for the Company on December 20, 2004 (the "PTLA"). BBA's receivable against the Company stemming from the PLTA for the profits of the Company (the "PLTA RECEIVABLE") shall be assigned to Clopay under this Agreement.

1.4 Clopay originally intended to acquire the BBA Limited Partner's Interest only. Upon BBA's request, Clopay is willing to do so indirectly via the purchase of the Share. It is, however, the common understanding and goal of the Parties that (i) prior to the Transfer Date (as defined below) the Excluded Subsidiaries shall be sold and transferred to another entity affiliated with BBA and that (ii) by virtue of the transactions contemplated in this Agreement (x) Clopay shall economically be put in a position as if it would acquire the BBA Limited Partner's Interest only and
     (y) BBA, to the extent that any liabilities or risks (including liabilities or risks pertaining to the Excluded Subsidiaries are not validly and fully transferred out of the Company prior to the Transfer Date (as defined hereunder), will indemnify Clopay against any such liabilities or risks.


                                      Section 2
        Sale and Transfer of the Share, Assignment of the PLTA Receivable
        -----------------------------------------------------------------

2.1 BBA sells and, subject to the condition precedent that the Purchase Price has been paid in full, transfers the Share to Clopay with effect as of 30 June 2005, 11.59 pm UK time (the "TRANSFER DATE"). Clopay hereby accepts the sale and transfer.

2.2 The transfer also includes all ancillary rights out of the Share, in particular the right to participate in the profits for the current business year and in undistributed profits of past financial years.

2.3 BBA sells and, subject to the condition precedent that the Purchase Price has been paid in full, assigns the PLTA Receivable to Clopay with effect as of the Transfer Date. Clopay hereby accepts the sale and assignment.


                                      Section 3
                                  Purchase Price
                                  --------------

3.1 The purchase price for the Share and the PLTA Receivable amounts to USD 82,000,000 (the "PURCHASE PRICE").

3.2 An amount of USD 76,000,000 of the Purchase Price (the "IMMEDIATE PURCHASE PRICE") is due immediately and payable in no event later than on July 5, 2005.

     The Immediate Purchase Price shall be paid to the following bank account:

     Correspondent Bank: Barclays Bank, New York

     Bank: Barclays Bank, London.

     SWIFT: BARCGB22

     Sort-code: 20-00-00

     Account Name: BBA Group PLC

     A/C No.: 83298100

3.3 An amount of USD 6,000,000 of the Purchase Price (the "ESCROW ACCOUNT") shall be paid to an account jointly held by BBA and Clopay with a major German bank (deutsche Gro(beta)bank) to be agreed upon in good faith as soon as possible after the signing of this Agreement (the "ESCROW ACCOUNT"). Immediately after agreeing on the relevant bank, BBA and Clopay shall enter into an escrow agreement substantially in the form as attached hereto as Annex 3.2(a) and shall instruct the bank with which the Escrow Account is held substantially in the form as attached hereto as Annex 3.2(b).

3.4 A portion of the Purchase Price corresponding to the face value of the PLTA Receivable shall be allocated to the PLTA Receivable and the remainder of the Purchase Price shall be allocated to the Share.

3.5 Any right of Clopay to set-off and/or withhold the payment of the Purchase Price is hereby expressly waived and excluded.

                                      Section 4
                                     Guarantees
                                     ----------

4.1 BBA hereby assumes vis-a-vis Clopay by way of an independent promise of liability pursuant to Section 311 para. 1 of the German Civil Code (selbstandige Haftungsversprechen im Sinne des ss. 311 Abs. 1 BGB) (with the remedies stipulated in Section 5 below) that the statements set forth in this Section 4 are true and correct as of today and as of the Transfer Date. BBA and Clopay agree and explicitly confirm that the statements in this Section 4 are not granted, and shall not be qualified and construed as, quality guaranties concerning the object of the purchase (Garantien fur die Beschaffenheit der Sache) within the meaning of Sections 443, 444 of the German Civil Code, respectively, that Section 444 of the German Civil Code shall not and does not apply to the statements contained in this
     Section 4.

4.2 The factual statements in Sec. 1.1 to 1.3 are true and the Company does not own any direct interests in companies or enterprises other than the Subsidiaries. With respect to any of the Excluded Subsidiaries there are no facts or circumstances that could jeopardise the insulation of the Company against unlimited liability afforded by a German limited liability company
     (GmbH), including, but not limited to concepts of "piercing the corporate veil" (Durchgriff) or the like.

4.3 BBA is the legal and economic owner of the Share and the PLTA Receivable and can freely dispose of them and transfer title thereto to Clopay without the approval of any third party. BBA has not sold, assigned, or otherwise transferred the Share or the PLTA Receivable or any portion thereof. Neither the Share nor the PLTA Receivable are encumbered by any pledge, collateral, security interest, special restriction or any other form of security or promise.

4.4 The profit and loss transfer agreement between the Company and BBA has been validly terminated with effect as of the Transfer Date.

4.5 The Company is the legal and economic owner of the BBA Limited Partner's Interest. The Company has not sold, assigned, or otherwise transferred the BBA Limited Partner's Interest or any portion thereof. The BBA Limited Partner's Interest is not encumbered by any pledge, collateral, security interest, special restriction or any other form of security or promise.

4.5 The Share and the BBA Limited Partner's Interest have been fully paid up and no repayments have been made.

4.6 As of the Transfer Date, and except for the Excluded Liabilities and any liability for Taxes against which BBA is not obliged to indemnify in accordance with Sec. 10, the Company will have no netted or un-netted liabilities outstanding, nor netted or un-netted liabilities which would be required to be accrued under German GAAP, if a balance sheet as of the Transfer Date would be prepared under German GAAP for a year-end close on June 30, 2005. This representation includes also the absence of any contingent or currently unknown liabilities.

4.8 The consideration for the Excluded Subsidiary Shares is not less than the current fair market value of such Excluded Subsidiary Shares.

4.9 As of the Transfer Date the employment / service agreements with Messrs. Homann and Zimmermann have been transferred with no claims of either of them against the Company. The Company does not have any other employees. In case of breach of this guarantee, BBA shall see to it that the respective agreement is terminated as soon as possible after the Transfer Date and BBA will indemnify the Company for any costs or liabilities in connection with the termination (incl. court and reasonable attorney's fee, if relevant).

4.10 The Company is not bound by any contract other than the PLTA, a lease agreement in relation to a company car and a cash pooling arrangement. In case of breach of this guarantee, BBA shall see to it that the respective agreement is terminated as soon as possible after the Transfer Date and BBA will indemnify the Company for any costs or liabilities in connection with the termination (incl. court and reasonable attorney's fee, if relevant).

4.11 The Company is not a party - be it as plaintiff, defendant or otherwise - to any court or arbitration or public authority proceedings There are no indications that any such proceedings are imminent.

4.12 The Company has prior to or on the Transfer Date sold and transferred all its shares in the Excluded Subsidiaries (the "EXCLUDED SUBSIDIARIES SHARES") to a separate entity that is not directly or indirectly owned by the Company (the sale and transfer of the Excluded Subsidiaries Shares hereinafter the "RESTRUCTURING").

4.13 To the extent that BBA has disclosed facts to Clopay or its advisers outside this Agreement or Clopay has otherwise gained knowledge of facts that relate to individual guarantees this can only be held against Clopay if and to the extent that these facts are expressly mentioned in the relevant guarantee or in an annex to which it expressly refers; section 442 BGB does not apply.


                                      Section 5
                                Legal Consequences
                                ------------------

5.1 In the event of any breach or non-fulfilment by BBA of any of the statements pursuant to Section 4, BBA shall put Clopay into the position Clopay would have been in had the statements not been breached (restitution in kind; Naturalrestitution). If BBA is unable to achieve this position within thirty (30) days after having been notified by Clopay of the breach, Clopay may claim for monetary damages (Schadenersatz in Geld). Clopay shall be excluded from claiming that any damage amount should be calculated by reference to the fact that the Purchase Price was calculated taking into consideration earnings multiples or other multiples of performance indicators ("Euro for Euro principle").

5.2 The aggregate liability of BBA under this Section 5 shall be limited to the Purchase Price. For the avoidance of doubt, this does not affect in any way the indemnities given in this Agreement, including Sec. 7 and 10, which shall not be limited in any way

5.3 All claims for any breach of a statement of BBA pursuant to Section 4 above shall become time-barred (verjahren) ten (10) years after the Transfer Date.

5.4 Unless required by mandatory statutory provisions, the legal consequences pursuant to this Section 5 shall override all statutory remedies available to Clopay in case of defects in substance or in title (Sach- oder Rechtsmangel) of any purchased object acquired under this Agreement. Any further liability of BBA and any additional further rights of Clopay, including, but not limited to, the right to terminate, void (anfechten) or rescind (zurucktreten) this Agreement for inaccuracy or incompleteness of the statements pursuant to Section 4 or based upon them or for a breach of contractual or pre-contractual protection duties (Schutzpflichten) shall be excluded to the extent such liability or such right relates to a defect in substance or in title of the purchased object or in the fact that BBA has made untrue, incomplete or misleading declarations relating to the purchased object or has otherwise violated information duties regarding the purchased object.

5.5 Any payments to be effected by BBA according to this Sec. 5 shall be considered as an adjustment of the Purchase Price.

5.6 The Parties acknowledge that damages or other detriments that may arguably lead to claims of Clopay (or the Company) pursuant to more than one section in this Agreement (e.g., guarantee claims under sec. 5, indemnity claims under sec 7 or 10 or for breach of any other obligation), may only be claimed under one section of the Agreement, i.e., economically not more than once.



                                      Section 6
               Transfer of Excluded Subsidiaries; Cash Pool Sweep
               --------------------------------------------------

6.1 The parties acknowledge that the consideration for the sale of the Excluded Subsidiaries, net of all applicable taxes as per Sec.10 shall be distributed to BBA by way of a reduction of the capital reserves of the Company. BBA is obliged to ensure that any German withholding tax payments on such distribution would need to be calculated and properly declared with and paid to German tax authorities.

6.2 BBA shall be entitled to any amounts owed by it to the Company under a cash pooling arrangement. The respective amounts shall be released by way of a reduction of the capital reserves of the Company. BBA is obliged to ensure that any German withholding tax payments on such distribution would need to be calculated and properly declared with and paid to German tax authorities.

6.3 Clopay shall ensure that any payments to implement the reduction of the capital reserves under Sec. 6.1 and 6.2 shall be made as soon as possible after the Transfer Date and shall indemnify BBA against any and all claims for repayment of the amounts under Sec. 6.1 and 6.2.



                                      Section 7
         Indemnities, Preparation of 2003 and 2004 Financial Statements
         --------------------------------------------------------------

7.1 Subject to Sec. 10, BBA shall indemnify Clopay from any and all liabilities of the Company existing or based on facts or circumstances occurring prior to or on the Transfer Date or arising in relation to the Restructuring except for any liability of the Company under the PLTA and any liabilities in relation to the reduction of capital reserves in accordance with Sec.
     6.1 and 6.2 (the "EXCLUDED LIABILITIES") (including reasonable attorney's fees). All claims under this Section 7 shall become time-barred ten (10) years after the Transfer Date. Any payments to be effected by BBA according to this Sec. 7.1 shall be considered as an adjustment of the Purchase Price.

7.2 Within three months after the Transfer Date, BBA shall prepare statutory financial statements of the Company for the business years 2003 and 2004. Clopay shall procure that after the Transfer Date, BBA and its representatives are given reasonable access to, and are allowed to make copies of, such financial information and documents which BBA may reasonably require for the preparation of such accounts.

7.3 Clopay shall indemnify BBA from any and all liabilities of BBA under the PLTA relating to periods up to the Transfer Date to the extent such liabilities stem from losses of Finotech allocable to the Company for the holding of the BBA Limited Partner's Interest.



                                      Section 8
                          Change of Managing Directors
                          ----------------------------

BBA shall procure that the managing directors of the Company (Messrs Kociemba, Dayan and Homann) and Mr Homann in his capacity as managing director of Finotech Verbundstoffe Verwaltungs GmbH either resign or are dismissed from office with effect as of or prior to the Transfer Date. Prior to the Transfer Date, BBA shall pass a shareholders' resolution of the Company appointing Mr. Ronald E. Zinco, Mr. Thomas D. Gibbons and Mr. Markus Bohme as new managing director(s) and Mr. Jurgen Uherek as Prokurist of the Company. Clopay undertakes to procure that as soon as practicable after the Transfer Date, Mr Homann will be discharged (entlastet) for his management of Finotech Verbundstoffe Verwaltungs GmbH.



                                      Section 9
                            Post-Transfer Obligations
                            -------------------------

9.1 Clopay shall procure that after the Transfer Date, BBA and its representatives are given reasonable access to, and are allowed to make copies of, such financial information and documents which BBA may reasonably require for the preparation of its own accounts (or the accounts of any companies affiliated with BBA) in respect of the period up to and including the Transfer Date. Likewise, BBA shall procure that after the Transfer Date, Clopay, the Company and their representatives are given reasonable access to, and are allowed to make copies of, such financial or other information and documents which Clopay or the Company may reasonably require for the preparation of the accounts of the Company in respect of the period up to and including the Transfer Date.

9.2 BBA and Clopay agree that within 60 days of the Transfer Date they shall discuss mutually beneficial business opportunities in the materials market in North Africa and Europe. If at the end of the aforementioned period no agreement has been reached, there shall be no further responsibilities of the Parties under this Sec. 9.2.

9.3 Clopay shall procure that within three (3) months after the Transfer Date the name of the Company is effectively changed in a manner that it does not include the letter combination "BBA" or a similar combination.




                                    Section 10
                                      Taxes
                                      -----

10.1      Definitions

10.1.1 TAXATION" or "TAX" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value, or other reference, and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including, without limitation, social security contributions and any other payroll taxes), imposed in Germany (whether imposed by way of a withholding or deduction for or on account of tax or otherwise);

10.1.2 "TAX AUTHORITY" means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

10.1.3 "TAX SAVING" shall mean the net present value of reductions of any future tax payments resulting from future depreciation or expenses related to past depreciation or expenses not fully recognized in any tax audit. The net present value shall be calculated with a deemed total tax rate of 35% (in words: thirty-five per cent) and with an interest rate of 5% (in words: five per cent) per annum on the basis of future depreciation or expenses that will lead to a reduction of tax payments after December 31, 2004.

10.2      Tax Indemnification

10.2.1 If and to the extent that Taxes would also be levied on the Company in the event that a valid tax consolidation (Organschaft) of the Company with its shareholders does not exist for the year 2004, BBA agrees to indemnify Clopay from and against all Taxes due and payable by the Company (i) for periods ending on or before December 31, 2004 (ii) which are assessed due to events or circumstances that have occurred up to and including 31 December 2004 ("RELEVANT ASSESSMENT PERIOD") or
          (iii) which exclusively result from the Restructuring, unless, and except to the extent, that such Tax liabilities

                    (i) arise due to the fact a valid Organschaft is not established for 2004 for the reason that the sold and assigned 2004 PLTA receivable has not been properly settled by Clopay and the Company provided, however, that BBA has completed the preparation of the financial statements for the year 2004 pursuant Sec. 7.2 of the Agreement timely.

                    (ii)      are   subject   of  a   valid,   enforceable   and
                              collectable claim for repayment or indemnification against a third party; or

                    (iii) are caused by any reorganization initiated or by any other acts committed by Clopay after the signing of this Agreement.

                    The amount to be paid by BBA, however, shall be reduced by any Tax Savings.

10.2.2 Concerning any tax liability that would need to be accrued in the year 2005, had a German GAAP balance sheet been prepared for a June 30, 2005 year end and that does not relate to the result of Finotech, Sec.
          4.6 and 5 apply accordingly.

10.2.3 Sec. 4.6 and this Sec. 10 shall exclusively stipulate BBA's liability for Taxes vis-a-vis Clopay and the Company and any further liability of BBA for Taxes under Sec. 7.1 shall hereby be expressly excluded. Clause 1.3 of the Rescission Agreement dated December 29, 2003 between Finotech, the Company and Clopay (roll of deeds no 108/2003 of the notary Dr Thomas Gelzer) shall remain unaffected by this Agreement.

10.2.4 Indemnification payments due by BBA under this sec. 10 shall be made within 30 (in words: thirty) days following written notice by Clopay, provided that the payment of such amounts to the Tax Authority is due and that BBA shall not be required to make any payment earlier than 2 (in words: two) days before such Taxes are due to the Tax Authority. In case of any Tax being contested in accordance with sec. 10.4.2, and if in such Tax Contest an injunctive relief (Aussetzung der sofortigen Vollziehung) has either been granted or is not necessary to defer payment until a final determination concerning the Tax Contest has been made, the payment of such Tax to the Tax Authority will be considered due no earlier than on the date a final (bestandskraftig) determination to such effect is made by either the Tax Authority or the competent court.

10.3      Tax Filings after the Transfer Date

          BBA shall make all reasonable efforts to assist Clopay in preparing all Tax filings required to be filed by or on behalf of the Company for all taxable periods prior to the Transfer Date, including the period which ends at the close of the fiscal year following the transfer date. Such tax filings are subject to the review and approval of BBA (which may not be unreasonably withheld or delayed). BBA's own costs for the preparation of such filings are borne by BBA.



10.4      Indemnification Procedures

10.4.1    Notification

          Following the Transfer Date, Clopay shall notify BBA without undue delay of any Tax audit or administrative or judicial proceeding that is announced or commenced and that might constitute a basis for indemnification by BBA pursuant to this sec. 10 Such notice shall be in writing and shall contain full factual information describing the object of the Tax audit or the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such Tax audit or asserted Tax liability. Clopay shall further procure that the Company allows BBA to fully participate in such Tax audit. In particular, BBA shall be given the opportunity to review any reports or other measures and receive copies of all relevant orders (Bescheide) of any Tax
          Authority as well as copies of any filings to any Tax Authority. Unless BBA is given notice without undue delay as required before, BBA shall not have any obligation to indemnify Clopay for any damages arising out of such asserted Tax liability.



10.4.2    Tax Contest

          BBA may elect to direct on its own or through counsel of its choice and at its expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted Tax liability with respect to which indemnity may be sought under this sec. 10 any such audit, claim for refund or proceeding relating to an asserted Tax liability is hereinafter referred to as a "TAX CONTEST"):

          (i) If BBA elects to direct a Tax Contest, then BBA shall within 30 (in words: thirty) days of receipt of Clopay's written notice pursuant to this sec. 10.4.1, notify Clopay of its intent to do so, and Clopay shall cooperate and cause the Company to cooperate, in each phase of such Tax Contest. In particular, Clopay shall promptly authorise, and shall cause the Company to authorise, the designated representative of BBA to represent the Clopay or the Company in the Tax Contest insofar as the Tax Contest involves an asserted Tax liability for which BBA would be liable under this sec. 10.

               Further, Clopay shall give and shall cause the Company to give reasonable information and assistance, including reasonable access to premises and personnel and including the right to examine and copy or photograph the relevant documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any tax liability of BBA for Taxes for the Relevant Assessment Period as BBA or its professional advisers may reasonably request.

          (ii) If BBA does not elect to direct such Tax Contest or fails to notify Clopay of its election as herein provided, Clopay or the Company may pay, compromise or contest such asserted Tax liability, provided that neither Clopay nor the Company may settle or compromise any asserted Tax liability without prior written consent of BBA. In any event, BBA may participate, at its own expense, in any Tax Contest. In such case this sec. 10.4.2 (1) sentence 3 shall apply mutatis mutandis.


10.5      Tax Refunds, Liquidation of Tax Provisions

          If the Company (i) will receive a Tax refund relating to any payment made under this Section, (ii) would have to liquidate a Tax provision contained in a (hypothetical) Transfer Date Balance Sheet prepared for a June 30, 2005 year close under German GAAP, due to a non-realisation of the risks for which the provision would have been set-up (Ruckstellungsauflosung), the amount of the Tax refund or the amount of the provision liquidated shall be paid by Clopay to BBA. Clopay shall duly notify BBA of any Tax refund and of any event which would result in a release of the provision included in the (hypothetical) Transfer Date Balance Sheet. Payments under this sec. 10.5 shall be made within 30 (in words: thirty) days following the receipt of the Tax refund or the event resulting in a release of a Tax provision included in the Transfer Date Balance Sheet.


10.7      Limitation Period

          Claims of Clopay or BBA under this sec. 10 shall become time-barred (verjahren) 3 (in words: three) months after the final and binding assessment (bestandskraftige Veranlagung) of the relevant Tax.



10.8      Allocation of Payments

          Any payments to be effected according to this Sec. 10 shall be considered as an adjustment of the Purchase Price.

                                     Section 11
                                     Guarantee
                                     ---------

The Guarantor hereby assumes a full and unlimited guarantee for all obligations of BBA under this Agreement.


                                     Section 12
                             Costs and Transfer Taxes
                             ------------------------

Clopay shall bear the costs connected with the conclusion and the implementation of this Agreement and any transfer taxes (including real property transfer tax). Each party shall bear the costs of its advisors itself.


                                     Section 13
                                  Confidentiality
                                  ---------------

The parties will maintain silence about all knowledge and information in connection with the conclusion of this Agreement and will not make such knowledge and information available to third parties unless there is a duty of disclosure. Any such disclosure shall be limited to the minimum required by statute or the authorities. Any other publications must be mutually agreed.


                                     Section 14
                                Partial Invalidity
                                ------------------

If individual provisions of this Agreement are legally invalid, this shall not affect the validity of the remaining contractual provisions. The same shall apply if there is a gap in this Agreement. The invalid provision and the gap shall be deemed to be replaced or filled by a regulation which corresponds as closely as is legally possible to what the contracting parties would have desired if they had considered this point when drafting the Agreement.

                                     Section 15
                                Further Assurances
                                ------------------

Each party will take such further actions, including the execution and delivery of further instruments and documents, as the other party reasonably may request to effectuate the purposes of this transaction.


                                     Section 16
                                   Miscellaneous
                                   -------------

16.1 Alterations and additions to this Agreement must be in writing, unless notarisation is necessary. This also applies to the alteration of this written form clause.

16.2 This Agreement contains all the agreements reached between the parties. There are no ancillary agreements.

16.3 This Agreement is governed by German law. Place of venue shall be Frankfurt am Main.

16.4 This Agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, without the prior written consent of the other Parties hereto. However, nothing in this Agreement shall be construed to prevent Clopay from restructuring or merging the Company into another entity in any way that it sees fit after the Transfer Date, provided that the rights and obligations hereunder shall not be split onto different legal entities.

IN WITNESS THEREOF, this notarial deed has been read aloud to the persons appearing and this notarial deed was confirmed and approved by the persons appearing. The persons appearing then signed this deed. All this was done in the presence of me, the notary public, who also signed this deed and affixed his official seal.

BASLE, this 30th (thirtieth) day of June 2005 (two thousand and five)




Seal



Allg. Prot. Nr.  95/2005
------------------------